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                                                               Exhibit 21

Subsidiaries of the Registrant



  Name of Subsidiaries and Names
Under Which Subsidiaries Do Business          Jurisdiction of Incorporation
------------------------------------          -----------------------------

inTEST Limited                                England
inTEST Kabushiki Kaisha                       Japan
inTEST PTE, Ltd.                              Singapore
inTEST Investments, Inc.                      Delaware
inTEST IP Corp.                               Delaware
inTEST Licensing Corp.                        Delaware
inTEST Sunnyvale Corp.                        Delaware
Temptronic Corporation*                       Delaware

*  Incorporated on December 14, 1999, for the purpose of acquiring
   Temptronic.